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                                                                  EXHIBIT (A)(5)

                   THE FIRST AUSTRALIA PRIME INCOME FUND, INC.

                              ARTICLES OF AMENDMENT

     The First Australia Prime Income Fund, Inc., a Maryland Corporation having its principal office in this State in Baltimore City, Maryland (hereinafter called the Corporation), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

     FIRST: The Charter of the Corporation is hereby amended by striking out Article (a) of the Articles of Incorporation, as heretofore amended and restated, so that Article Eighth shall read in its entirety as follows.

     Notwithstanding any provision of law requiring the authorization of any action by a greater proportion than a majority of the total number of shares of all classes of stock, such action shall be valid and effective if authorized by the affirmative vote of the holders of a majority of the total number of shares of all classes outstanding and entitled to vote thereon, except as otherwise provided in the Investment Company Act of 1940 or the Charter.

     SECOND: The board of directors of the Corporation by unanimous written consent pursuant to Section 2-408 of the Corporations and Associations Article of the Annotated Code of Maryland duly adopted a resolution which set forth the foregoing amendment to the Charter, declared said amendment of the Charter as proposed to be advisable and directed that the amendment be submitted for consideration by the stockholders of the Corporation at the 1991 annual meeting of stockholders.

     THIRD: Notice setting forth the said amendment of the Charter and stating that a purpose of the meeting of the annual meeting of stockholders to be held on April 4, 1991 would be to take action thereon, was given, as required by law, to all stockholders entitled to vote thereon. The amendment of the Charter of the Corporation as hereinabove set forth was approved by the stockholders of the Corporation at said meeting by the affirmative vote of a majority of the total number of shares of each class outstanding and entitled to vote thereon.

     FOURTH: The amendment of the Charter of the Corporation as hereinabove set forth has been duly advised by the board of directors and approved by the stockholders of the Corporation.

     IN WITNESS WHEREOF, The First Australia Prime Income Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President and its Assistant Secretary on May 20, 1991.

                                   THE FIRST AUSTRALIA PRIME INCOME FUND, INC.



                                   By  /s/ Brian M. Sherman
                                       Brian M. Sherman
                                       President

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Attest:



/s/ Margaret A. Bancroft
Margaret A. Bancroft
Assistant Secretary

     THE UNDERSIGNED, President of The First Australia Prime Income Fund, Inc., who executed on behalf of said Corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles of Amendment to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

                                            By  /s/ Brian M. Sherman
                                                Brian M. Sherman
                                                President